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
                                                                                                   Exhibit 12


                                         MERCK & CO., INC. AND SUBSIDIARIES

                                Computation of Ratios of Earnings to Fixed Charges
                                --------------------------------------------------

                                          (In millions except ratio data)


                                         Six Months
                                           Ended                      Years Ended December 31
                                          June 30,      ----------------------------------------------------
                                            1994          1993       1992       1991       1990       1989
                                         ----------     --------   --------   --------   --------   --------

Income Before Taxes
  and Cumulative Effect
  of Accounting Changes                   $2,157.7      $3,102.7  $3,563.6    $3,166.7    $2,698.8   $2,283.0
                                          --------      --------  --------    --------    --------   --------

Add:
  One-third of Rents                          18.3          35.0      34.0        31.1        26.5       20.0
  Interest Expense (Net)                      59.8          48.0      23.6        26.0        51.9       45.5
                                          --------      --------  --------    --------    --------   --------
  Income as Adjusted                      $2,235.8      $3,185.7  $3,621.2    $3,223.8    $2,777.2   $2,348.5
                                          ========      ========  ========    ========    ========   ========

Fixed Charges
  One-third of Rents                         $18.3        $ 35.0    $ 34.0       $31.1       $26.5      $20.0
  Interest Expense                            65.9          84.7      72.7        68.7        69.8       53.2
                                             -----        ------    ------       -----       -----      -----
  Fixed Charges                              $84.2        $119.7    $106.7       $99.8       $96.3      $73.2
                                             =====        ======    ======       =====       =====      =====

Ratio of Earnings
  to Fixed Charges                              27            27        34          32          29         32
                                                --            --        --          --          --         --


For purposes of computing these ratios, "earnings" consist of income before taxes and cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rent), and interest expense, net of amounts capitalized. "Fixed charges" consist of one-third of rents and interest expense as reported in the Company's consolidated financial statements.